Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Reports Results for the First Quarter of Fiscal 2025
Highlighted by Professional Segment Growth and Profitability Improvement
•First-quarter net sales of $1.0 billion, down slightly from the same period of fiscal 2024
•First-quarter reported diluted EPS of $0.52, compared to $0.62 in the same period of fiscal 2024
•First-quarter *adjusted diluted EPS of $0.65, up from $0.64 in the same period of fiscal 2024
•Maintains full-year fiscal 2025 net sales and *adjusted diluted EPS guidance
BLOOMINGTON, Minn.—(BUSINESS WIRE) — March 6, 2025—The Toro Company (NYSE: TTC), a leading global provider of solutions for the outdoor environment, today reported results for its fiscal first quarter ended January 31, 2025.
“Fiscal 2025 is off to a solid start as we exceeded our first-quarter bottom-line expectations, driven by our team’s disciplined execution, the continued momentum of our Amplifying Maximum Productivity (“AMP”) initiative, and the improvement of our professional segment earnings margin,” said Richard M. Olson, chairman and chief executive officer. “We achieved this result despite below-average snowfall in key markets. During the quarter, we also returned $100 million to shareholders through share repurchases, reflecting our improved cash flow and confidence in our ability to deliver positive results in fiscal 2025 and beyond.
“We drove first-quarter net sales growth in the professional segment with increased output for golf and grounds products to address sustained demand and elevated order backlog, while also capitalizing on strong channel orders for our new, innovative lineup of zero turn mowers. Professional segment growth was offset by lower shipments in the residential segment, as expected, due to elevated field inventory levels of snow products heading into the quarter as well as the Pope Products divestiture last year.
"The Toro Company’s market-leading innovation was readily apparent at the recent GCSAA trade show, where we showcased our suite of robotic solutions that enable significant labor and cost savings for golf customers, while delivering high-quality performance. These included the introduction of our new Toro® Turf Pro™ autonomous mower and our Toro® Range Pro™ golf ball picking robot. We also announced an exclusive partnership with TerraRad to introduce a first-of-its-kind, data-driven soil moisture sensing and irrigation control technology. This software will recommend and enable real-time sprinkler adjustments to help superintendents enhance turf health, while reducing water consumption and operational cost.”

OUTLOOK
“We are confident in our ability to extend our market leadership and drive value for all stakeholders, supported by the strength of our business fundamentals and balance sheet. Demand trends in our key growth markets remain strong with our golf business coming off another record-setting year of rounds played, and a very positive runway for global infrastructure spending. We expect dealer field inventories for our lawn care and snow and ice management businesses to be positioned better compared to last year as we head into the upcoming turf season and second half 2025 snow pre-season. We recognize the heightened level of uncertainty affecting the macro environment, including a decline in consumer confidence and rapidly evolving trade policy. We are prepared to take operational and pricing actions, as appropriate, to position the company for success. As a reminder, our products perform necessary work and the vast majority are produced in the U.S. Importantly, our entire enterprise remains focused on driving productivity with our AMP initiative. We’ve delivered $64 million in run-rate cost savings to-date, and are on track to deliver $100 million by fiscal 2027, a portion of which we intend to prudently reinvest to drive further innovation and growth,” concluded Olson.
For fiscal 2025, management maintains expectations for total company net sales growth in the range of 0% to 1% and *adjusted diluted EPS in the range of $4.25 to $4.40. This guidance is based on current visibility and reflects:
•continued strong demand and stable supply for our underground construction and golf and grounds businesses,
•a continuation of macro factors that have driven increased consumer and channel caution,
•remaining adjustments needed to normalize dealer field inventories of lawn care products and snow and ice management solutions, and
•weather patterns aligned with historical averages for the remainder of the fiscal year.
Due to the uncertain and rapidly changing tariff environment, this guidance excludes all incremental tariffs introduced year to date, with the exception of the additional tariffs on China imports that came into effect in February.
FIRST-QUARTER FISCAL 2025 FINANCIAL HIGHLIGHTS

	Reported			Adjusted*
(dollars in millions, except per share data)	F25 Q1	F24 Q1	% Change	F25 Q1	F24 Q1	% Change
Net Sales	$995.0	$1,001.9	(1)%	$995.0	$1,001.9	(1)%
Net Earnings	$52.8	$64.9	(19)%	$65.9	$66.5	(1)%
Diluted EPS	$0.52	$0.62	(16)%	$0.65	$0.64	2%

FIRST-QUARTER FISCAL 2025 SEGMENT RESULTS
Professional Segment
•Professional segment net sales for the first quarter were $768.8 million, up 1.6% from $756.5 million in the same period last year. The increase was primarily driven by higher shipments of golf and grounds products and zero turn mowers, along with net price realization, partially offset by lower shipments of compact utility loaders.
•Professional segment earnings for the first quarter were $127.2 million, up from $112.8 million in the same period last year, and when expressed as a percentage of net sales, 16.5%, up from 14.9% in the prior-year period. The increase in profitability was primarily due to net sales leverage, product mix, and productivity improvements, partially offset by higher material, manufacturing, and freight costs.
Residential Segment
•Residential segment net sales for the first quarter were $221.0 million, down 8.0% from $240.1 million in the same period last year. The decrease was primarily driven by lower shipments of snow products, portable power products, the prior year Pope Products divestiture, and higher sales promotions and incentives, partially offset by higher shipments of zero turn and walk power mowers.
•Residential segment earnings for the first quarter were $17.2 million, down from $23.5 million in the same period last year, and when expressed as a percentage of net sales, 7.8%, down from 9.8% in the prior-year period. The year-over-year decrease was largely driven by higher material, manufacturing, and freight costs, increased sales promotions and incentives, and product mix, partially offset by productivity improvements.
OPERATING RESULTS
Gross margin and *adjusted gross margin for the first quarter were 33.7% and 34.1%, respectively, down from 34.4% for both in the same prior-year period. The change in gross margin was due to higher material and manufacturing costs and higher AMP productivity initiative charges, partially offset by productivity improvements. The change on an adjusted basis was primarily due to higher material and manufacturing costs, partially offset by productivity improvements.
SG&A expense as a percentage of net sales for the first quarter was 25.9%, compared with 25.6% in the prior-year period. The increase was primarily driven by higher productivity initiative charges, partially offset by lower marketing costs.
Operating earnings as a percentage of net sales were 7.8% for the first quarter, compared with 8.8% in the same prior-year period. *Adjusted operating earnings as a percentage of net sales for the first quarter were 9.4%, compared with 9.2% in the same prior-year period.
Interest expense was $15.0 million for the first quarter, down $1.2 million from the same prior-year period. This decrease was primarily due to lower average outstanding borrowings and lower average interest rates.
The reported effective tax rate for the first quarter was 20.1%, compared with 19.0% in the same prior-year period. The increase was primarily due to lower tax benefits recorded as excess tax deductions for stock-based compensation in the current-year period, partially offset by a more favorable geographic mix of earnings. The *adjusted effective tax rate for the first quarter was 20.2% compared with 20.8% in the same prior-year period. The decrease was primarily due to a more favorable geographic mix of earnings in the current-year period.

*Non-GAAP financial measure. Please refer to the “Use of Non-GAAP Financial Information” for details regarding these measures, as well as the tables provided for a reconciliation of historical non-GAAP financial measures to the most comparable GAAP measures.

LIVE CONFERENCE CALL
March 6, 2025 at 10:00a.m. CST
www.thetorocompany.com/invest
The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00a.m. CST on March 6, 2025. The webcast will be available at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, install audio software.
About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.6 billion in fiscal 2024, The Toro Company’s global presence extends to more than 125 countries through a portfolio of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.
Use of Non-GAAP Financial Information
This press release and the related earnings call reference certain non-GAAP financial measures, which are not calculated or presented in accordance with U.S. GAAP, as information supplemental and in addition to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of the company’s operating performance consist of gross profit, gross margin, operating earnings, earnings before income taxes, net earnings, diluted EPS, and the effective tax rate, each as adjusted. The non-GAAP financial measures included within this press release and the related earnings call that are utilized as measures of the company’s liquidity consist of free cash flow and free cash flow conversion percentage.
The Toro Company uses these non-GAAP financial measures in making operating decisions and assessing liquidity because it believes these non-GAAP financial measures provide meaningful supplemental information regarding core operational performance and cash flows, as a measure of the company's liquidity, and provide the company with a better understanding of how to allocate resources to both ongoing and prospective business initiatives. Additionally, these non-GAAP financial measures facilitate the company's internal comparisons for both historical operating results and competitors' operating results by factoring out potential differences caused by charges and benefits not related to its regular, ongoing business, including, without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The company believes that these non-GAAP financial measures, when considered in conjunction with the financial measures prepared in accordance with U.S. GAAP, provide investors with useful supplemental financial information to better understand its core operational performance and cash flows.
Reconciliations of historical non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included in the financial tables contained in this press release. These non-GAAP financial measures, however, should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures included within this press release and the company’s related earnings call. These non-GAAP financial measures may differ from similar measures used by other companies.
The Toro Company does not provide a quantitative reconciliation of the company’s projected range for adjusted diluted EPS for fiscal 2025 to diluted EPS, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The company’s adjusted diluted EPS guidance for fiscal 2025 excludes certain items that are inherently uncertain and difficult to predict, including certain non-cash, large and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. Due to the uncertainty of the amount or timing of these future excluded items, management does not forecast them for internal use and therefore cannot create a quantitative adjusted diluted EPS for fiscal 2025 to diluted EPS reconciliation without unreasonable efforts. A quantitative reconciliation of adjusted diluted EPS for fiscal 2025 to diluted EPS would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between adjusted diluted EPS for fiscal 2025 to diluted EPS will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, certain non-cash, large, and/or unpredictable charges and benefits; acquisitions and dispositions; legal judgments, settlements, or other matters; and tax positions. The timing and amount of any of these excluded items could significantly impact the company’s diluted EPS for a particular period.
Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “anticipate,” “believe,” “become,” “can,” “continue,” “could,” “encourage,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “improve,” “intend,” “likely,” “looking ahead,” “may,” “optimistic,” “outlook,” “plan,” “possible,” “potential,” “pro forma,” “project,” “promise,” “pursue,” “should,” “strive,” “target,” “will,” “would,” “seek,” variations of such words or the negative thereof, and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Forward-looking statements in this release include the company’s fiscal 2025 financial guidance, expectations regarding demand trends, backlog and field inventory levels, our ability to manufacture products to meet demand, and the AMP initiative, and other statements made under the "Outlook" section of this release. Particular risks and uncertainties that may affect the company’s operating results or financial position or cause actual events and results to differ materially from those projected or implied include: adverse worldwide economic conditions, including inflationary pressures and higher interest rates; the effect of weather; customer, government and municipal revenue, budget spending levels and cash conservation efforts; loss of any substantial customer; inventory adjustments or changes in purchasing patterns by customers; fluctuations in the cost and availability of commodities, components, parts, and accessories, including steel, engines, hydraulics, and resins; the company’s ability to manufacture products to meet demand; disruption at or in proximity to its facilities or in its manufacturing or other operations, or those in its distribution channel customers, mass retailers or home centers where its products are sold, or suppliers; risks associated with acquisitions and dispositions; impacts of the company’s AMP initiative and any future restructuring activities or productivity or cost savings initiatives; geopolitical factors and government policies and actions with respect to global trade, tariffs, U.S. trade policy and trade agreements; the effect of natural disasters, social unrest, war and global pandemics; the level of growth or contraction in its key markets; the company’s ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets; foreign currency exchange rate fluctuations; financial viability of and/or relationships with the company’s distribution channel partners; management of strategic partnerships, key customer relationships, alliances or joint ventures, including Red Iron Acceptance, LLC; impact of laws, regulations and standards, consumer product safety, accounting, taxation, trade, tariffs and/or antidumping and countervailing duties petitions, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; impact of increased scrutiny on its sustainability practices; and other risks and uncertainties described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in millions, except per-share data)

	Three Months Ended
	January 31, 2025	February 2, 2024
Net sales	$995.0	$1,001.9
Cost of sales	659.4	657.4
Gross profit	335.6	344.5
Gross margin	33.7%	34.4%
Selling, general and administrative expense	257.8	255.9
Operating earnings	77.8	88.6
Interest expense	(15.0)	(16.2)
Other income, net	3.3	7.7
Earnings before income taxes	66.1	80.1
Income tax provision	13.3	15.2
Net earnings	$52.8	$64.9

Basic net earnings per share of common stock	$0.52	$0.62

Diluted net earnings per share of common stock	$0.52	$0.62

Weighted-average number of shares of common stock outstanding — Basic	101.3	104.4

Weighted-average number of shares of common stock outstanding — Diluted	101.7	104.7

Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended
Segment net sales	January 31, 2025	February 2, 2024
Professional	$768.8	$756.5
Residential	221.0	240.1
Other	5.2	5.3
Total net sales*	$995.0	$1,001.9

*Includes international net sales of:	$211.4	$205.0

	Three Months Ended
Segment earnings (loss) before income taxes	January 31, 2025	February 2, 2024
Professional	$127.2	$112.8
Residential	17.2	23.5
Other	(78.3)	(56.2)
Total segment earnings before income taxes	$66.1	$80.1

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	January 31, 2025	February 2, 2024	October 31, 2024
ASSETS
Cash and cash equivalents	$171.3	$198.5	$199.5
Receivables, net	494.3	489.1	459.7
Inventories, net	1,143.1	1,177.1	1,038.9
Prepaid expenses and other current assets	87.5	101.8	66.8
Total current assets	1,896.2	1,966.5	1,764.9

Property, plant, and equipment, net	637.8	639.2	644.8
Goodwill	449.8	451.2	450.3
Other intangible assets, net	490.6	531.5	498.7
Right-of-use assets	113.0	121.8	114.5
Investment in finance affiliate	48.0	48.4	49.2
Deferred income taxes	46.2	20.3	45.0
Other assets	15.1	22.2	15.4
Total assets	$3,696.7	$3,801.1	$3,582.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$15.0	$6.8	$10.0
Accounts payable	447.1	421.8	452.7
Accrued liabilities	511.3	474.5	493.0
Short-term lease liabilities	19.7	18.8	20.3
Total current liabilities	993.1	921.9	976.0

Long-term debt, less current portion	1,091.9	1,179.8	911.8
Long-term lease liabilities	98.3	108.4	99.1
Deferred income taxes	0.5	0.4	0.5
Other long-term liabilities	45.3	42.7	43.5

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	100.3	104.0	101.5
Retained earnings	1,414.5	1,478.9	1,496.4
Accumulated other comprehensive loss	(47.2)	(35.0)	(46.0)
Total stockholders’ equity	1,467.6	1,547.9	1,551.9
Total liabilities and stockholders’ equity	$3,696.7	$3,801.1	$3,582.8

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended
	January 31, 2025	February 2, 2024
Cash flows from operating activities:
Net earnings	$52.8	$64.9
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash income from finance affiliate	(4.6)	(5.0)
Distributions from finance affiliate, net	5.8	7.2
Depreciation of property, plant, and equipment	24.2	22.0
Amortization of other intangible assets	7.9	8.7
Stock-based compensation expense	4.4	8.4
Other	0.8	1.1
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables, net	(36.6)	(80.2)
Inventories, net	(107.2)	(86.4)
Other assets	(13.4)	6.5
Accounts payable	(1.3)	(10.3)
Other liabilities	18.6	(29.1)
Net cash used in operating activities	(48.6)	(92.2)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(19.1)	(19.1)
Net cash used in investing activities	(19.1)	(19.1)

Cash flows from financing activities:
Net borrowings under the revolving credit facility	185.0	155.0
Proceeds from exercise of stock options	0.7	1.5
Payments of withholding taxes for stock awards	(1.6)	(2.2)
Common stock repurchases	(100.0)	—
Dividends paid on common stock	(38.5)	(37.6)
Other	(1.0)	(2.6)
Net cash provided by financing activities	44.6	114.1

Effect of exchange rates on cash and cash equivalents	(5.1)	2.6

Net (decrease) increase in cash and cash equivalents	(28.2)	5.4
Cash and cash equivalents as of the beginning of the fiscal period	199.5	193.1
Cash and cash equivalents as of the end of the fiscal period	$171.3	$198.5

THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per-share data)
The following table provides a reconciliation of the non-GAAP financial performance measures used in this press release and our related earnings call to the most directly comparable measures calculated and reported in accordance with U.S. GAAP for the three month periods ended January 31, 2025 and February 2, 2024:

	Three Months Ended
	January 31, 2025	February 2, 2024
Gross profit	$335.6	$344.5
Productivity initiative[1]	3.8	—
Adjusted gross profit	$339.4	$344.5

Gross margin	33.7%	34.4%
Productivity initiative[1]	0.4%	—%
Adjusted gross margin	34.1%	34.4%

Operating earnings	$77.8	$88.6
Productivity initiative[1]	16.2	3.9
Adjusted operating earnings	$94.0	$92.5

Operating earnings margin	7.8%	8.8%
Productivity initiative[1]	1.6%	0.4%
Adjusted operating earnings margin	9.4%	9.2%

Earnings before income taxes	$66.1	$80.1
Productivity initiative[1]	16.5	3.9
Adjusted earnings before income taxes	$82.6	$84.0

Income tax provision	$13.3	$15.2
Productivity initiative[1]	3.3	0.8
Tax impact of share-based compensation[2]	0.1	1.5
Adjusted income tax provision	$16.7	$17.5

Net earnings	$52.8	$64.9
Productivity initiative, net of tax[1]	13.2	3.1
Tax impact of share-based compensation[2]	(0.1)	(1.5)
Adjusted net earnings	$65.9	$66.5

Net earnings per diluted share	$0.52	$0.62
Productivity initiative, net of tax[1]	0.13	0.03
Tax impact of share-based compensation[2]	—	(0.01)
Adjusted net earnings per diluted share	$0.65	$0.64

Effective tax rate	20.1%	19.0%
Tax impact of share-based compensation[2]	0.1%	1.8%
Adjusted effective tax rate	20.2%	20.8%

1    In the first quarter of fiscal 2024, the company launched the "Amplifying Maximum Productivity" or AMP initiative. The company considered the nature, frequency, and scale of this initiative compared to prior productivity initiatives when determining that the expenses associated with AMP, unlike prior productivity initiatives, are not common, normal, recurring operating expenses and are not representative of the company's ongoing business operations. Productivity initiative charges for the three month periods ended January 31, 2025 and February 2, 2024 primarily represent severance and termination benefits, third-party consulting costs, facility exit costs, compensation for fully-dedicated AMP personnel, and product-line exit costs.
2    The accounting standards codification guidance governing employee stock-based compensation requires that any excess or deficient tax deduction for stock-based compensation be immediately recorded within income tax expense. Employee stock-based compensation activity, including the exercise of stock options, can be unpredictable and can significantly impact our net earnings, net earnings per diluted share, and effective tax rate. These amounts represent the discrete tax benefits recorded as excess tax deductions for stock-based compensation during the three month periods ended January 31, 2025 and February 2, 2024.
Reconciliation of Non-GAAP Liquidity Measures
The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow conversion percentage represents free cash flow as a percentage of net earnings. The company considers free cash flow and free cash flow conversion percentage to be non-GAAP liquidity measures that provide useful information to management and investors about the company's ability to convert net earnings into cash resources that can be used to pursue opportunities to enhance shareholder value, fund ongoing and prospective business initiatives, and strengthen the company's Consolidated Balance Sheets, after reinvesting in necessary capital expenditures required to maintain and grow the company's business.
The following table provides a reconciliation of non-GAAP free cash flow and free cash flow conversion percentage to net cash provided by operating activities, which is the most directly comparable financial measure calculated and reported in accordance with U.S. GAAP, for the three month periods ended January 31, 2025 and February 2, 2024:

	Three Months Ended
(Dollars in millions)	January 31, 2025	February 2, 2024
Net cash used in operating activities	$(48.6)	$(92.2)
Less: Purchases of property, plant and equipment	19.1	19.1
Free cash flow	$(67.7)	$(111.3)
Net earnings	$52.8	$64.9
Free cash flow conversion percentage	(128.2)%	(171.5)%
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